NEWS RELEASE

Biophan Eliminates Dilutive Financing

Frees Company to Partner Technologies, Seek New Acquisitions

ROCHESTER, N.Y -September 24, 2008--Biophan Technologies, Inc. (OTCBB: BIPH - News) today announced execution of a prepayment agreement with the holders of its senior debt.

The prepayment agreement eliminates the remaining $2.3 million in senior debt that would have been paid by issuance of common stock, and cancelled warrants held by the note holders to purchase another 17 million shares of commons stock, in exchange for a cash payment of $2.15 million plus delivery of 18 million shares. The prepayment agreement leaves the Company with twelve months of cash available.

John Lanzafame, Biophan’s CEO, stated, “This settlement is an important transaction for Biophan. Prepayment of the senior debt eliminates further dilution to our shareholders that would have resulted from the monthly common share issuances for payments under the notes and the purchase of the warrant shares and removes the constraints imposed upon the Company by the senior debt agreements. This transaction puts the Company in a much stronger position to move forward on meaningful transactions designed to bring our technologies to the market and to seek acquisitions of new technologies to bring additional value to our shareholders.”

About Biophan Technologies, Inc.
Biophan is dedicated to providing technologies that offer innovative and competitive advantages to the medical device industry. The Company is helping to commercialize the Myotech Circulatory Support System, which has significant potential to improve the treatment of acute heart failure. Biophan Technologies, Inc. holds a 70% interest in Myotech with rights to acquire additional equity, and is leading Myotech's business development efforts. Biophan is traded on the OTC market under the symbol BIPH, and is also listed on the Frankfurt Stock Exchange under the symbol BTN. For more information on Biophan, please visit our website at www.biophan.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expect, or believe may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology; the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Carolyn Hotchkiss
Communications Manager
Biophan Technologies, Inc.
(585) 267-4800
chotchkiss@biophan.com